Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors & Financial Media:	Media:
Mitch Gellman	Elaine Marshall
(949) 260-8328	(949) 260-8219
ir@simpletech.com	emarshall@simpletech.com

SIMPLETECH REPORTS 19% SEQUENTIAL REVENUE GROWTH

— STACKING MEMORY PRODUCT REVENUE INCREASES 54% FROM PRIOR QUARTER —

February 10, 2004 — Santa Ana, Calif. — SimpleTech, Inc. (Nasdaq:STEC), a designer, manufacturer and marketer of custom and open-standard memory solutions based on Flash memory and DRAM technologies, today announced its financial results for the fourth quarter and for the year ended December 31, 2003.

Revenues for the fourth quarter of 2003 were $68.7 million, an increase of 19% from $57.5 million for the third quarter of 2003, and an increase of 50% from $45.8 million for the fourth quarter of 2002. The company exceeded its revenue guidance of a sequential increase of 10%-15% for the fourth quarter of 2003. Revenues for the fourth quarter of 2003 increased from the prior quarter due to revenue growth from all major product lines, including a 54% increase in sales of stacking memory products.

Net income per diluted share for the fourth quarter of 2003 was $0.01, compared to net income per diluted share of $0.01 for the third quarter of 2003, and $0.00 for the fourth quarter of 2002. Fourth quarter of 2003 results include a depreciation adjustment for prior periods which had the effect of increasing net income by $360,000, net of the related tax effect. Fourth quarter 2003 net income per diluted share was negatively impacted primarily by increased marketing program costs of $948,000, resulting in a reduction in overall gross margins from 17.1% to 16.4% and Flash product gross margins from 17.7% to 16.8%, expenses of approximately $200,000 related to the settlement of an intellectual property lawsuit and accounting and legal expenses of approximately $200,000 related to a proposed acquisition that was not consummated. The company’s order backlog at the end of the fourth quarter of 2003 increased by approximately $5 million compared with backlog at the end of the third quarter of 2003.

Full-year 2003 revenues were $211.8 million, an increase of 20% from $176.5 million for 2002. Net loss was $1.7 million for 2003, compared to a net loss of $1.3 million for 2002. Results were impacted by the company’s investment in its emerging Xiran Division of $8.6 million, or approximately $0.13 per diluted share, in 2003 and $7.9 million, or approximately $0.12 per diluted share, in 2002 based on an estimated effective tax rate of 37%. Loss per share was $0.04 for fiscal year 2003, compared to $0.03 for fiscal year 2002.

Business	Segments

Consumer Division

Revenues from the Consumer Division customers comprised 64% of total revenues for the fourth quarter of 2003, compared to 73% of total revenues for the third quarter of 2003. Consumer revenues increased 4% from $41.9 million for the third quarter of 2003 to $43.6 million for the fourth quarter of 2003. The growth of this segment of our business was negatively impacted by the shortages in Flash components for the fourth quarter of 2003.

OEM Division

Revenues from OEM Division customers comprised 36% of total revenues for the fourth quarter of 2003, compared to 27% of total revenues for the third quarter of 2003. OEM revenues increased 61% from $15.6 million for the third quarter of 2003 to $25.0 million for the fourth quarter of 2003. The fourth-quarter growth resulted from increased revenues from all of the OEM Division’s major product lines, including an increase of approximately $6 million of stacking memory products to customers in the server, networking and telecom industries.

Xiran Division

The Xiran Division shipped its first accelerator card products and recorded nominal revenues for the fourth quarter of 2003.

Business Outlook

The company reported its third consecutive quarter of 10% or greater sequential revenue growth. In particular, stacking memory revenue grew significantly from $2.6 million in the second quarter of 2003 to $17.7 million in the fourth quarter of 2003. Stacking revenue growth resulted primarily from a significant ramp up in orders from the company’s customers in the server market and its largest telecom customer.

“We are pleased with the significant revenue growth achieved during the past three quarters,” said Manouch Moshayedi, Chief Executive Officer. Our Flash revenues were limited by supply constraints in the second half of 2003 and our Flash margins were negatively impacted by supply cost disadvantages relative to our largest competitors. However, we believe as additional Flash suppliers enter the market and supply constraints ease, our component purchase costs and gross margins will improve. Several factors are positively impacting the DRAM market, including a strengthening of business in the technology sector and a firming of DRAM prices in recent weeks during the seasonally weak period of the year.

“We are optimistic about our prospects for 2004,” stated Mr. Moshayedi. “We expect revenues for the full-year 2004 to increase by 25% to 35% over the full-year 2003, with gross margins expanding by 2% to 4%, by the fourth quarter of 2004. Based on current market conditions and seasonality, we project our revenues for the first quarter of 2004 to range from $59 million to $61 million.”

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the fourth quarter and full year of 2003. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International). A digital recording of the call will be available for 48 hours beginning approximately two hours after the completion of the conference. The call-in numbers for the replay are 1-800-642-1687 (United States and Canada) and 1-706-645-9291 (International). The access code for the replay is 5312825.

Webcast

This call is being webcast by CCBN and can be accessed at www.simpletech.com, then click on “Investors Relations.”

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc., designs, manufactures and markets custom and open- standard memory solutions based on Flash and DRAM memory technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density, memory modules, memory cards and storage drives. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investor Relations” and then Email Alert.

Safe Harbor

This release may contain forward-looking statements that involve risks and uncertainties, including but not limited to, statements concerning our belief that additional Flash suppliers will enter the market, the easing of the Flash supply constraints, improvement in our purchase costs and gross margins, improving conditions in the DRAM market, optimism about our prospects for 2004, and our expected financial performance for the first quarter and full-year 2004. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: the cost of raw materials may fluctuate widely in the future, the significant revenue growth achieved in the fourth quarter of 2003 may not be indicative of future revenue growth, new and changing technologies may limit the applications of SimpleTech’s products, new customer and supplier relationships may not be implemented successfully, nominal revenue recorded by the Xiran Division for the fourth quarter of 2003 may not lead to significant future revenues, the Xiran Division technology may not achieve timely product commercialization, the Xiran Division technology may not be synergistic with our existing business and the cost to operate the Xiran Division may vary from projections. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2003	December 31, 2002
ASSETS:
Current Assets:
Cash, cash equivalents and marketable securities	$76,394	$43,972
Accounts receivable, net of allowances of $1,129 at December 31, 2003 and $782 at December 31, 2002	33,036	19,019
Inventory, net	26,704	14,141
Deferred income taxes	1,087	28
Income taxes receivable	468	3,860
Other current assets	1,791	59

Total current assets	139,480	81,079
Furniture, fixtures and equipment, net	9,256	10,169
Intangible assets	324	835
Deferred income taxes	4,577	2,378

Total assets	$153,637	$94,461

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$20,388	$16,381
Current maturities of capital lease obligations	—	113
Accrued and other liabilities	4,957	4,152

Total current liabilities	25,345	20,646

Total liabilities	25,345	20,646

Shareholders’ Equity:
Common stock	48	39
Additional paid-in capital	122,777	66,716
Retained earnings	5,467	7,060

Total shareholders’ equity	128,292	73,815

Total liabilities and shareholders’ equity	$153,637	$94,461

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net revenues	$68,673	$45,777	$211,806	$176,531
Cost of revenues	57,404	37,028	176,068	143,582

Gross profit	11,269	8,749	35,738	32,949

Sales and marketing	5,789	5,019	20,735	18,151
General and administrative	3,044	2,334	10,604	10,354
Research and development	2,011	2,357	8,465	8,805
Non-recurring acquisition expenses	—	—	—	1,360

Total operating expenses	10,844	9,710	39,804	38,670

(Loss) income from operations	425	(961)	(4,066)	(5,721)
Interest and other expense (income), net	(180)	(184)	(557)	(778)

(Loss) income before (benefit) provision for income taxes	605	(777)	(3,509)	(4,943)
(Benefit) provision for income taxes	5	(930)	(1,916)	(3,637)

Net (loss) income	$600	$153	$(1,593)	$(1,306)

Net (loss) income per share:
Basic (1)	$0.01	$0.00	$(0.04)	$(0.03)

Diluted (1)	0.01	$0.00	$(0.04)	$(0.03)

Shares used in computation of net income (loss) per share:
Basic	44,858,804	38,680,713	40,408,610	38,515,825

Diluted	48,972,742	39,886,914	40,408,610	38,515,825

(1)	Fourth quarter of 2003 results include a depreciation adjustment for prior periods which had the effect of increasing net income by $360,000, net of the related tax effect.